Exhibit 10.2

SOFTWARE LICENSE AGREEMENT

This Software License Agreement is entered into effective as of June 30, 1999 between Findex.com, Inc. (“Findex”), a Nevada corporation, and Parsons Technology, Inc. (“Parsons”), a California corporation and a subsidiary of Mattel, Inc., a Delaware corporation (“Mattel”).

WHEREAS, Findex desires to obtain for publication and distribution original computer programs;

WHEREAS, Parsons is the owner of the one or more computer software programs which include the technology described on Exhibit A attached hereto and the related documentation; and

WHEREAS, Parsons desires that Findex publish and distribute Parsons’ programs and Findex desires to publish and distribute the programs subject to and in accordance with the terms of this Agreement; and

WHEREAS, concurrently with this Agreement, Buyer and Sellers intend to enter into the following additional agreements: (1) an Asset Purchase Agreement dated herewith (the “Purchase Agreement”); (2) a Finished Goods Distribution Agreement dated herewith granting Findex the right to distribute (but not manufacture) certain products of Mattel and granting Mattel the right to distribute (but not manufacture) certain products of Findex (the “Distribution Agreement”); and (3) a Services Agreement dated herewith (which agreements are collectively referred to herein as the “Other Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

I.    DEFINITIONS.

1.1 “Licensed Media” shall mean all computer-readable media now known or hereafter to become known including, without limitation, magnetic media storage devices, CD-ROM, CDDVD and other optical disks, electronic downloading, on-line and any other human or machine readable medium.

1.2 “Program” or “Programs” shall mean (i) the technology described on Exhibit A, which includes, but is not limited to, the’ program engine, user interface, source and object code and associated program documentation, and (ii) all source and object code, content and other components owned by Parsons that are contained in the computer software programs of Parsons that are part of the Business, including but not limited to those identified on Exhibit B, other than the content and other rights governed by the Contracts (which Contracts have been assigned to Findex pursuant to the Purchase Agreement).

1.3 “Trademarks” shall mean all trademarks owned by Parsons related to the Business, including but not limited to those trademarks that relate to the Programs, including without limitation the names of such products. The Trademarks do not include, however, the “Compton’s” trademark, and Findex shall not have the right to use, and shall not use, the “Compton’s” trademark.

1.4 All terms not otherwise defined herein shall have the meanings ascribed to them in the Other Agreements.

2.     LICENSE AND RIGHTS.

2.1 Exclusive License. Subject to the terms and conditions of this Agreement, Parsons hereby grants to Findex the exclusive, perpetual and fully-paid up right and license to publish, use, distribute and sublicense the Programs incorporating the Trademarks throughout the world and in the Licensed Media, for sale, resale and/or license to churches or other places of worship, religious schools and companies or individuals for which the majority of sales revenue is derived from sales of religious, Christian or Bible products (the “Church Channel”).

2.2 Non-exclusive License. Subject to the terms and conditions of this Agreement, Parsons hereby grants to Findex the non-exclusive, perpetual and fully-paid up right and license to publish, use, distribute and sublicense the Programs incorporating the Trademarks throughout the world and in the Licensed Media, for sale, resale and/or license into all channels other than the Church Channel.

2.3 Right to Modify the Software Programs. The rights licensed to Findex herein shall include the right to modify the Programs (including the source code) in order to prepare derivative works and future versions of the Programs. Any such modifications (but not the underlying Programs) shall be owned by Findex.

2.4 Upgrades and Maintenance. Parsons shall be under no obligation to provide any updates, upgrades or maintenance to the Programs.

2.5 Closing Deliveries. Findex shall have received at or prior to the date hereof each of the following:

(a)     copies of all technical data, product literature and other documentation relating to the Programs, all in form and substance satisfactory to Findex;

(b)     copies of all film, electronic files for all packaging, documentation, inserts and collateral materials, gold masters, source code and related documentation and materials relating to the Program, all in form and substance satisfactory to Findex; and

(c)     a list of “most frequently asked questions” to Parsons’ customer support and technical support personnel for the Programs.

3.     OWNERSHIP OF PRODUCTS, COPYRIGHT AND TRADEMARK NOTICES.

Findex acknowledges that, except as expressly provided in the Other Agreements, Parsons retains all right, title and ownership to each of the Programs and the Trademarks and no such rights shall pass to Findex, except to the extent to which such rights are expressly granted under this Agreement or under the Purchase Agreement. Findex may file copyright registrations for each new version of the Program that Findex releases with respect to the original work that Findex contributes to such versions.

4.    OBLIGATIONS

4.1 Support. Each party shall be responsible for the support of the Programs that it distributes. Parsons shall provide Findex, at Findex’s expense, technical support training at Findex’s site.

4.2 License Fee.

(a)     The non-refundable license fee for the Programs shall be equal to (i) Five Million U.S. Dollars (U.S. $5,000,000) (the “License Fee”).

(b)     The License Fee shall be payable as follows: (1) $ 1,000,000 upon execution of this Agreement, (ii) $500,000 on August 1, 1999, (iii) $500,000 on September 7, 1999, (iv) $1,500,000 on December 7, 1999, (v) $1,000,000 on March 7, 2000, and (vi) $500,000 on June 7, 2000.

5.     TERM AND TERMINATION

5.1 Term. This Agreement shall continue for a period of ten (10) years unless earlier terminated as provided in this Section 5 (the “Term”).

5.2 Termination For Cause. Until Parsons is paid in full for all amounts owed to it under this Agreement, either party may terminate this Agreement, without further notice, for cause as follows:

(a)     Bankruptcy. Either party may immediately terminate this Agreement upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.

(b)     Material Breach. Either party may terminate this Agreement if one party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given by the other party

5.3 Late Payment. Parsons may terminate this Agreement on twenty (20) days’ written notice and opportunity to cure if any of the payments due to Parsons under this Agreement are not made on or before the date due. If Findex fails to cure such late payment and in lieu of termination, the parties specifically acknowledge that Parsons may require that the entire License Fee shall immediately become due and payable and any legal fees and other costs incurred by Parsons in collecting such amount shall be paid by Findex.

5.4 Survival of Terms. Sections 3, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement.

6.     REPRESENTATIONS AND WARRANTIES.

6.1 Parsons. Parsons hereby represents and warrants to Findex that:

(a)     Parsons has all right, title and interest in and to the Programs, including the sole and exclusive right to grant the license, and such right, title and interest shall be valid throughout the Term;

(b)     the Programs do not infringe any copyright, trademark, trade secret or other proprietary and intellectual property rights of any other person; and

(c)     Parsons has the requisite authority to enter into this Agreement and the granting of the License and rights under this Agreement will not result in the violation of. (i) the organizational documents or Bylaws of Parsons, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, with respect to the Programs to which Parsons is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

6.2 Findex. Findex hereby represents and warrants to Parsons that Findex has the requisite authority to enter into this Agreement and the performance of its obligations under this Agreement will not result in the violation of: (i) the organizational documents or Bylaws of Findex, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, with respect to the Programs to which Findex is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

7.     ACKNOWLEDGMENTS.

Parsons hereby acknowledges and agrees that Findex has full discretion with respect to the marketing of the Programs pursuant to the license set forth in Section 2 above including, but not limited to the licensing of the Programs, the pricing of the Programs and the distribution of the Programs. Parsons also acknowledges that nothing in this Agreement shall require Findex to begin to market, or, once begun, to continue to market, the Programs if Findex, in its sole discretion, determines that it would not be commercially reasonable to do so.

8.     INDEMNITY.

8.1 Findex. For a period of two (2) years, Findex shall indemnify and hold Parsons harmless from and against all claims, suits, demands, actions and proceedings, judgments, penalties, damages, costs and expenses (including reasonable legal fees and costs), losses or liabilities of any kind (“Damages”) which may arise or result from (a) the marketing or servicing by Findex of the Programs, except for matters referred to in Section 8.2, and (b) from breach of any representation, warranty or agreement of Findex.

8.2 Parsons. For a period of two (2) years, Parsons shall indemnify and hold Findex harmless from and against all Damages which may arise or result from (a) the Programs, or any part thereof, infringing the copyright, trademark, trade secret or other proprietary or intellectual property rights of any other person or entity, except to the extent such infringement relates to Findex’s modification of the Programs, and (b) from breach of any representation, warranty or agreement of Parsons.

8.3 Litigation. With respect to any claims falling within the scope of the foregoing indemnifications:

(a)     each party agrees to notify the other promptly of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating;

(b)     the indemnifying party shall have the right to defend any suit instituted against the indemnified party;

(c)     the indemnifying party shall have the right to participate, at its expense, in the defense of a claim or suit made or filed against the indemnified party; and

(d)     a party participating in or assuming the defense of a claim or suit against the other party shall not settle such claim or suit without the prior written approval of the other party, which approval will not be unreasonably withheld or delayed.

8.4 Indemnification Limits. Neither party shall be required to make any indemnification payment pursuant to this Section 8 until such time as the total amount of all Damages that have been directly suffered or incurred by such party exceeds US $25,000. Neither party shall be required to make any payment with respect to such Damages or matters within the scope of these indemnifications to the extent that all indemnification payments made would exceed Five Million US Dollars (US $5,000,000).

9.     CONFIDENTIALITY.

Neither party shall issue a press release relating to this Agreement without the prior written consent of the other party, except that if such press release is required by law or by the regulations of any securities exchange on which the issuing party’s securities are listed then such consent shall not be unreasonably withheld.

The terms of this Agreement are confidential and shall not be disclosed to any other party without the written consent of the other party. Each party shall (and shall take such reasonable action to ensure that its employees) preserve in strict confidence any information obtained by the other party or its employees, concerning its business or any of its affiliates including, without limitation to, trade secrets and proprietary information, and agrees, except as expressly permitted herein, to refrain (and shall take such reasonable action to assure that its employees) from disclosing, during the term of this Agreement or at any time thereafter, any such information to any person or persons, or business organizations.

10.     NON-COMPETE.

Effective as of the date of this Agreement and for a period of five (5) years thereafter, Parsons shall not, without the prior written consent of Findex, directly develop or market any program or online service that includes any translation of the Bible, except (i) as shall be outlined in the Distribution Agreement and (ii) for any Bible products that may be developed or marketed by companies that Parsons or any of its affiliates may acquire in the future, so long as such Bible products are not such acquired companies’ primary business. Parsons would not license, sell, or otherwise distribute the names of customers that have purchased Bible products from Parsons or any of its affiliates to companies that sell or market Bibles or Bible software as the primary portion of their business.

11.     NOTICES.

Notices permitted or required under this Agreement shall be sent to the addresses set forth below and shall be sent by hand delivery, by telecopier followed with written confirmation sent by mail, by overnight courier or by registered or certified mail, return receipt requested. Notices shall be deemed to have been given on the date actually received if sent by hand delivery or overnight courier, on the date sent if sent by telecopier, or three (3) days after mailing if sent by registered or certified mail.

If to Parsons:

Attention: General Counsel
TLC Multimedia Inc.
c/o Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012

Telephone: (310) 252-2000
Fax: (310) 252-2567

Copy of Notices to.

Learning Company Division
88 Rowland Way

Novato, CA 94945Attn:
James Prather
Telephone: (415) 895-2740
Fax: (415) 895-2108

If to Findex:

Attention: Joe Szczepaniak
Findex. com, Inc.
11640 Arbor Street
Omaha, NE 68144

Telephone: (402) 333-1900
Facsimile: (402) 778-5763

Copy of Notices to

Sonfield & Sonfield
770 South Post Oak Lane, Suite 435
Houston, TX 77056
Attention: Robert Sonfield, Esq.
Telephone: (713) 877-8333
Facsimile: (713) 877-1547

12.     DISPUTE RESOLUTION.

12.1 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Los Angeles, CA pursuant to the rules then in effect of the American Arbitration Association, and each party hereby consents to the jurisdiction thereof. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. The party submitting such dispute shall request the American Arbitration Association to: appoint an arbitrator who is knowledgeable in the microcomputer area and familiar with the consumer software industry and who will follow substantive rules of the law; allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days; require the testimony to be transcribed; and require the award to be accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorney’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 12 shall be borne by the party determined to be liable in respect of such dispute- provided, however, that if complete liability is not assessed against any one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined.

12.2 Injunctive Relief. Notwithstanding Section 12. 1, the parties hereto further agree that any breach of Sections 2, 6, 8, 9 and 10 of this Agreement is likely to result in irreparable injury to the other and each party agrees that the other shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enforce the specific performance of this Agreement by such party, or to enjoin such party from activities in violationof this Agreement.

13.     MISCELLANEOUS.

13.1 Entire Agreement. This Agreement, together with the Other Agreements, contain the entire understanding of the parties hereto relating to the subject matter hereof, supersede any prior written or oral agreement or understandings between the parties with respect to the Programs, and cannot be changed or terminated orally. This Agreement may be amended only by a writing signed by the parties hereto.

13.2 Enforceability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

13.3 Assignment. Neither this Agreement nor the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, that this Agreement may be assigned by either party to an Affiliate of such party, or upon the merger of the party or the sale of such party’s business, all without the consent of the other party, upon providing notice to the other party.

13.4 Independent Contractors Parsons and Findex shall perform their duties pursuant to this Agreement as independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership or other joint relationship between Parsons and Findex. Neither party shall have the ability to incur any obligation on behalf of the other party,

13.5 Successors. All rights and obligations arising out of this Agreement shall enure to the benefit of, and be binding on and enforceable by the parties and their respective successors and permitted assigns.

13.6 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the Commonwealth of Massachusetts.

13.7 Signature. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile (or a photocopy thereof) of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile (or a photocopy thereof) and any complete photocopy of the Agreement to be deemed an original counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed under seal as of the date first set forth above.

Parsons Technology, Inc. By: Name: Title: EXEC. V.P.	Findex.com, Inc. By: Name: Title: CEO/PRESIDENT

EXHIBIT A

Program

All source code in all languages (including but not limited to C, C++, Pascal, Delphi, Pearl, Java Script, VB Script, ASP, SQL, HTML, DHTML, XML, RTF, STEP, Make files, version control files) for all Programs on all platforms. This code is not limited to source code produced for shipping Programs but may also include source code used for content manipulation, organization, and maintenance and utilities developed by employees of the Church Division of Parsons.

All object code produced from all development work within the Church Division of Parsons and all third party object code purchased for any products in the Business (including but not limited to .exe, .com, .dll, ..vbx, .vdc, all active-x and COM modules, Plug-ins, Applets).

Setup source and object code for all versions of all Church Division applications including Wise, Install Shield, and application setup developed internally by Church Division employees.

Artwork designs, interface designs, and product artwork owned by Parsons for Programs, Web sites, or product support process (including customer and developer) relating to the Business.

All content owned by Parsons (including but not limited to Bible text, Bible reference text, Christian reference text, supporting text, photos, illustrations, videos, animations, maps, music, digital audio, analog audio) in all forms/stages (including but not limited to source, processed, and production) included in Programs, Web sites, or product support processes (including customer and developer) relating to the Business.

All inclusive public domain content (including but not limited to Bible text, Bible reference text, Christian reference text, supporting text, photos, illustrations, videos, animations, maps, music, digital audio, analog audio) in all forms/stages (including but not limited to source, processed, and production) included in Programs, Web sites, or product support processes (including customer and developer) relating the Business.

Findex understands that source code, object code, and content developed, purchased, or licensed within other divisions of The Learning Company, Broderbund Software, Inc., Mindscape, Inc. (or their affiliates other than Parsons) utilized within Church Products remains the property of the originating entity.

Furthermore, nothing in the foregoing is intended to limit in any way the scope of the rights to be assigned to Buyer under the Purchase Agreement.